Exhibit 11.2

DATED 30 NOVEMBER 2022

JPMORGAN CHASE BANK, N.A.

AND

THE BANK OF NEW YORK MELLON, not in its

individual capacity, but solely as Trustee of the

SPDR® Gold Trust

UNALLOCATED PRECIOUS METAL ACCOUNT AGREEMENT

THIS UNALLOCATED PRECIOUS METAL ACCOUNT AGREEMENT (this “Agreement”) is made on 30 November 2022 and shall become effective on 6 December 2022

BETWEEN

(1)

JPMorgan Chase Bank, N.A., a company incorporated with limited liability as a National Banking Association, whose principal London Office is at 25 Bank Street, Canary Wharf, E14 5JP, London, United Kingdom (“we” or “us”); and

(2)

The Bank of New York Mellon, a New York banking corporation, not in its individual capacity by solely as trustee of SPDR® Gold Trust (the “Trust”) as established pursuant to the Trust Indenture (defined below) (“you”).

Each a “Party” and together the “Parties”.

INTRODUCTION

We, as a member of London Precious Metals Clearing Limited (as defined below), have agreed to open and maintain for you the Unallocated Account (as defined below) and to provide other services to you in connection with the Unallocated Account. This Agreement sets out the terms under which we will provide those services to you and the Trust and the arrangements which will apply in connection with those services.

IT IS AGREED AS FOLLOWS

1.	INTERPRETATION

1.1	Definitions: In this Agreement:

“Account Balance” means, in relation to the Unallocated Account, a positive balance in the amount of Precious Metal owed to you by us, or, to the extent permitted by this Agreement, a negative balance in the amount of Precious Metal owed by you to us, in each case as from time to time recorded on the Unallocated Account.

“Allocated Accounts” means, in relation to Precious Metal, the loco London Precious Metal account, named the SPDR Gold Trust London Allocated Gold Account, the loco Zurich Precious Metal account, named the SPDR Gold Trust Zurich Allocated Gold Account, and/or the loco New York Precious Metal account, named the SPDR Gold Trust New York Allocated Gold Account, each established in your name as the trustee of the Trust and maintained by us pursuant to the Allocated Precious Metal Account Agreement; an “Allocated Account” means any of them.

“Allocated Precious Metal Account Agreement” means that certain Allocated Precious Metal Account Agreement between you and us dated as of the date of this Agreement, as amended and/or restated from time to time.

“AURUM” means the electronic matching and settlement system operated by LPMCL.

“Availability Date” means the Business Day on which you wish to transfer or deliver Precious Metal to us for credit to the Unallocated Account.

“Business Day” means a day other than (i) a day on which the Exchange is closed for regular trading or (ii), if the transaction involves the receipt or delivery of gold or confirmation thereof in the United Kingdom or in some other jurisdiction, (a) a day on which banking institutions in the United Kingdom or in such other jurisdiction, as the case may be, are authorised by law to close or a day on which the London gold market is closed or (b) a day on which banking institutions in the United Kingdom or in such other jurisdiction, as the case may be, are authorised to be open for less than a full business day or the London gold market is open for trading for less than a full business day and transaction procedures required to be executed or completed before the close of the business day may not be so executed or completed.

“Custodial Fee Letter” means the Custodial Fee Letter entered into between us and the Sponsor dated on or about the date of this Agreement.

“eBTS” means the electronic Bullion Transfer System website developed by us.

“Exchange” means the exchange or other securities market on which the shares of the Trust are principally traded, which shall initially be NYSE Arca, or such other exchange or securities market which may be specified from time to time by the Sponsor.

“Gold” means (i) gold bullion that meets the London good delivery rules, including, without limitation, with respect to the standards and specifications for gold bullion, promulgated by the LBMA from time to time, and/or (ii) any credit to an account, including the Unallocated Account, made on an Unallocated Basis, as the context requires.

“LBMA” means The London Bullion Market Association or its successors.

“London Precious Metals Markets” means the London Bullion market, and such other markets for Precious Metal operating in London as may be agreed between us from time to time.

“LPMCL” means London Precious Metals Clearing Limited or its successors.

“Precious Metal” means Gold.

“Rules” means the rules, regulations, practices and customs of the LBMA, LPMCL, the Financial Conduct Authority, the Prudential Regulation Authority, the Governor and Company of the Bank of England, any Sanctioning Body and such other regulatory authority or other body (in the United States, the United Kingdom or Switzerland) applicable to the Parties and/or to the activities contemplated by this Agreement.

“Sanctioning Body” means any of the following:

(i)	the United Nations Security Council;

(ii)	the European Union;

(iii)	the United Kingdom, Her Majesty’s Treasury and the Office of Financial Sanctions Implementation of the United Kingdom;

(iv)	the United States, the Office of Foreign Assets Control of the Department of Treasury of the United States of America;

(v)	the State of Secretariat for Economic Affairs of Switzerland; and

(vi)	Canada / China / Hong Kong / such other jurisdictional body.

For purpose of this Agreement, “Sanctioning Body” shall mean, with respect to the Trustee, the following:

(i)	the United Nations Security Council;

(ii)	the European Union;

(iii)	the United Kingdom, Her Majesty’s Treasury and the Office of Financial Sanctions Implementation of the United Kingdom; and

(iv)	the United States, the Office of Foreign Assets Control of the Department of Treasury of the United States of America.

“Sanctions” means economic or financial sanctions, boycotts, trade embargoes and restrictions relating to terrorism imposed, administered or enforced by a Sanctioning Body from time to time.

“Sanctions List” means any list of specifically designated nationals or blocked or sanctioned persons or entities (or similar) imposed, administered or enforced by a Sanctioning Body in connection with Sanctions from time to time.

“Sponsor” means World Gold Trust Services, LLC or its successor; however, it shall be a condition of this Agreement that any such successor shall: (i) require prior written approval by us; (ii) be subject to our internal due diligence and onboarding processes (to be carried out in our absolute discretion); and (iii) not become the Sponsor until (i) and (ii) are completed.

“Trust Indenture” means the Trust Indenture of SPDR® Gold Trust dated as of November 12, 2004 and amended from time to time, between World Gold Trust Services, LLC, as the sponsor, and The Bank of New York Mellon, as the trustee.

“Unallocated Account” means, in relation to Precious Metal, the loco London Precious Metal account, named the SPDR Gold Trust London Unallocated Gold Account, established in your name as the trustee of the Trust and maintained by us on an Unallocated Basis pursuant to this Agreement.

“Unallocated Basis” means, with respect to Precious Metal credited to an account, that the person in whose name the account is held is (i), in the case of a positive balance, entitled to delivery in accordance with the Rules of an amount of Precious Metal equal to the amount of Precious Metal standing to the credit of the person’s account or (ii), in the case of a negative balance, obligated to deliver in accordance with the Rules an amount of Precious Metal equal to the amount of Precious Metal standing to the debit of the person’s account. Such person has no ownership interest in any specific Precious Metal that we own or hold.

“VAT” means value added tax as provided for in the Value Added Tax Act 1994 (as amended or re-enacted from time to time) and legislation supplemental thereto and any other tax (whether imposed in the United Kingdom in substitution thereof or in addition thereto or elsewhere) of a similar fiscal nature.

“Withdrawal Date” means the Business Day on which you wish to withdraw Precious Metal from the Unallocated Account.

1.2

Interpretation: The headings in this Agreement do not affect its interpretation. References to the singular include the plural and vice versa. The word “including” means “including without limitation”.

2.	UNALLOCATED ACCOUNT

2.1

Opening Unallocated Account: You hereby appoint us to act as custodian and bailee of the Precious Metal comprising the Account Balance in accordance with this Agreement and in accordance with the Rules and any laws which apply to us, and we accept such appointment. We shall open and maintain the Unallocated Account in your name, as trustee of the Trust, and we agree to hold Precious Metal for you on an Unallocated Basis on the terms of this Agreement. We will identify in our books and records that the rights to the Precious Metal comprising the Account Balance belong solely to you, as trustee of the Trust.

2.2	Denomination of Unallocated Account: The Precious Metal recorded in the Unallocated Account shall be denominated in fine troy ounces of gold (to three decimal places).

2.3

Reports: We will provide reports to you relating to deposits into and withdrawals from the Unallocated Account and the Account Balance of the Unallocated Account in such form and with such frequency as required, and containing such information, as may be agreed between us, or as otherwise specified in Schedule 1. Such reports will also be available to you daily by means of eBTS, provided that, if eBTS is unavailable for any reason, we will agree upon a temporary notification system for making such reports available to us.

2.4

Discrepancies: If a material error or discrepancy is noted by you on any report provided pursuant to Clause 2.3 in relation to any activity or balances, you will notify us in writing as soon as reasonably practicable so that we may investigate and resolve any such material error or discrepancy as soon as reasonably practicable, provided, however, that any failure or delay on your part in notifying us shall not limit our obligation to resolve, reverse or correct errors or discrepancies hereunder).

2.5

Reversal of entries: We shall reverse any provisional or erroneous entries to the Unallocated Account with effect back-valued to the date upon which the final or correct entry (or no entry) should have been made (including where we have credited a deposit made pursuant to Clause 3.1 and on receipt by us of the credit of Precious Metal we determine that it does not comply with the Rules or that it is not the fineness or the number of fine troy ounces for the amount of Precious Metal which you notified to us for deposit), and we shall notify you in writing as soon as reasonably practicable of any such reversals. Additionally, if we credit or debit Precious Metal to or from the Unallocated Account that is not of the number of fine troy ounces we have represented to you, recovery by you, to the extent such recovery is otherwise allowed, shall not be barred by your delay in asserting a claim because of the failure to discover any loss or damage incurred by you or the Trust regardless of whether such loss or damage could or should have been discovered.

2.6

Customer relationship manager: We will provide you with a dedicated customer relationship manager with a direct dial contact number and email address. We will provide you with the contact information for the initial customer relationship manager within two Business Days of the date of this Agreement. Whenever there is a new customer relationship manager or a change in the contact information of the current customer relationship manager, we will as soon as practicable provide you with the name, direct dial number and email address of such new customer relationship manager or the changed contact information of the current customer relationship manager.

2.7

Regulatory Reporting: To the extent that our activities under this Agreement are relevant to the preparation of the filings required of the Trust under the securities laws of the United States or any other jurisdiction, we will, to the extent permitted by applicable law, the Rules or applicable regulatory authority, and upon reasonable request, cooperate with you and the Sponsor and your and the Sponsor’s representatives to provide such information concerning our activities as may be necessary for such filings to be completed. Additionally, to the extent that our activities or controls in our capacity as custodian of the Trust’s assets are relevant to the information presented in the financial statements of the Trust, we will, upon reasonable request, cooperate with the Sponsor and you to assist the Sponsor in providing the required written assurances regarding the reliability of the internal controls used in the preparation of such financial statements, including by providing the Trust’s external auditors with information and reports regarding our internal controls over financial reporting as far as such reporting relates to the scope of our duties.

3.	DEPOSITS

3.1

Procedure: You may at any time notify us of a deposit of Precious Metal to be made to the Unallocated Account. A deposit may be made (in the manner and accompanied by such documentation as we may require) by:

(a)	a deallocation of Precious Metal held in the loco London Allocated Account made in connection with a redemption of shares of the Trust;

(b)	a transfer of Precious Metal from an unallocated account with a LPMCL gold clearing bank made in connection with a creation of shares of the Trust;

(c)	transfers, including book entry transfers, of Precious Metal from an unallocated account with another custodian of the Trust’s Precious Metal; or

(d)

other transfers, including book entry transfers, from an unallocated account with a LPMCL gold clearing bank that are permitted under this Agreement, the Allocated Precious Metal Account Agreement or otherwise approved by the Sponsor and us.

3.2	Notice requirements: Any notice relating to a deposit of Precious Metal must:

(a)

be in writing and be received by us no later than 2:00 pm (London time) on the Business Day of such deposit or, for deposits subject to the Creation and Redemption Procedures (as defined in the Allocated Precious Metal Account Agreement), no later than such other times as may be specified in the Creation and Redemption Procedures (and, if received later than 2:00 pm (London time) or such other applicable time as may be specified in the Creation or Redemption Procedures, will be processed on the next Business Day); and

(b)

specify the details of the account from which the Precious Metal will be transferred, the amount (in the appropriate denomination) of the Precious Metal to be credited to the Unallocated Account, the Availability Date and any other information which we may from time to time require.

3.3	Timing: A deposit of Precious Metal will be credited to the Unallocated Account when such deposit has been received into the Unallocated Account.

3.4	Right to refuse Precious Metal or amend procedure:

We may refuse to accept Precious Metal if required by the Rules or other applicable law, and, if we do refuse to accept Precious Metal, we will notify you and the Sponsor of such refusal as soon as practically possible. To the extent reasonably practicable, we will not amend our procedure for the transfer of Precious Metal into your Unallocated Account or impose additional procedures without your and the Sponsor’s prior written consent (such consent not to be unreasonably withheld), provided that we may make any such amendment or imposition without such consent where such amendment or imposition is required by a change in applicable law or, provided that we are acting in good faith and in a commercially reasonable manner, the Rules. We will notify you as soon as reasonably practicable in accordance with Clause 13 if we amend our procedures or impose additional ones in relation to the deposit of Precious Metal and such notice shall include details of the amended or additional procedures imposed, and, in doing so, we will consider your needs to communicate any such change to authorised participants of the Trust and others.

3.5

Minimisation of Credits to the Unallocated Account: When you instruct us (i) to debit Precious Metal from an Allocated Account for transfer to the Unallocated Account and (ii) to execute the instruction on the same Business Day as and in connection with one or more other instructions you give to us relating to the further transfer of the Precious Metal from the Unallocated Account, we will use commercially reasonable efforts to execute the instructions in a manner that minimises the time the Precious Metal to be debited from the Allocated Account stands to the credit of the Unallocated Account.

4.	WITHDRAWALS

4.1

Procedure: You may at any time notify us in writing of a withdrawal of Precious Metal standing to the credit of the Unallocated Account from the Unallocated Account. A withdrawal may be made (in the manner and accompanied by such documentation as we may require) by:

(a)	transfer of Precious Metal to an unallocated account with a LPMCL gold clearing bank made in connection with a redemption of shares of the Trust;

(b)	an allocation of Precious Metal to the loco London Allocated Account in connection with a creation of shares of the Trust;

(c)	transfers, including book entry transfers, of Precious Metal to an unallocated account with another custodian of the Trust’s Precious Metal; or

(d)

other transfers, including book entry transfers, to an unallocated account with a LPMCL gold clearing bank that are permitted under this Agreement, the Allocated Precious Metal Account Agreement or otherwise approved by the Sponsor and us.

Any Precious Metal made available to you in physical form will be in the form of bars which comply with the Rules (including the Rules relating to good delivery and fineness).

4.2	Notice requirements: Any notice relating to a withdrawal of Precious Metal must:

(a)

if it relates to a withdrawal by an unallocated or book entry transfer pursuant to Clauses 4.1(a), (b), (c) or (d) be received by us no later than 3:00 pm (London time) on the Withdrawal Date or, for withdrawals subject to the Creation and Redemption Procedures, no later than such other time as may be specified in the Creation and Redemption Procedures (and, if received later than 3:00 pm (London time) or such other applicable time as may be specified in the Creation and Redemption Procedures, will be processed on the next Business Day) and specify the details of the account to which the Precious Metal is to be transferred; and

(b)

specify the amount (in the appropriate denomination) of the Precious Metal to be debited from the Unallocated Account, the Withdrawal Date and any other information which we may from time to time require.

4.3

Right to amend procedure: We will not amend our procedure for the transfer of Precious Metal out of your Unallocated Account or impose additional procedures without your and the Sponsor’s prior written consent (such consent not to be unreasonably withheld), provided that we may make any such amendment or imposition without such consent where such amendment or imposition is required by a change in applicable law or, provided that we are acting in good faith and in a commercially reasonable manner, the Rules. We will notify you as soon as reasonably practicable in accordance with Clause 13 if we amend our procedures or impose additional ones in relation to the transfer of Precious Metal out of your Unallocated Account and such notice shall include details of the amended or additional procedures imposed, and, in doing so, we will consider your needs to communicate any such change to authorised participants of the Trust and others.

5.	INSTRUCTIONS

5.1

Your representatives: Only you have the right to give instructions to us with respect to the Unallocated Account. We may assume that instructions have been properly authorised by you if they are given or purport to be given by a person who is, or purports to be, and is reasonably believed by us to be, a director, employee or other authorised person acting for you.

5.2

Instructions: All transfers into and out of the Unallocated Account shall be made upon receipt of, and in accordance with, instructions given (or appearing to be given) by you to us. Such instructions may be given by the Society for Worldwide lnterbank Financial Telecommunications secure messaging system (“SWIFT”) or, if for any reason SWIFT is not operational, by authenticated email transmission in accordance with our internal funds transfer policy or by such other means as the Parties may agree upon from time to time. Unless otherwise agreed, any such instruction or communication shall be effective if given by written means. We may assume that any electronic instructions have been validly given on your behalf. We reserve the right to obtain further validation of any instructions.

5.3

Continuous Allocation of Gold: Without prejudice to Clause 5.1, we shall, at the end of each Business Day, transfer any Precious Metal then standing to the credit of the Unallocated Account (excluding Precious Metal which has been de-allocated in order to effect delivery of Precious Metal to a redeeming authorised participant or pursuant to any other withdrawal occurring on such day) to the loco London Allocated Account such that no amount of Precious Metal held on an unallocated basis remains standing to your credit in the Unallocated Account at the close of such Business Day, provided that, if the loan facility provided for in Clause 5.4 is not in effect for any reason, we will so allocate an amount of Precious Metal such that the amount of. Precious Metal standing to your credit in your Unallocated Account does not exceed 430 fine troy ounces of Precious Metal at the close of such Business Day.

5.4

Lending Gold. We shall lend to the Unallocated Account from time to time such number of fine ounces of Precious Metal as may be needed in order for us to fully allocate to the loco London Allocated Account all of the Precious Metal standing to your credit in the Unallocated Account (after repayment to us of any loan balance existing prior to such allocation as provided hereafter in this clause) to the loco London Allocated Account pursuant to the standing instruction set forth in Clause 5.3, provided that the maximum amount of Precious Metal that we will lend to you at any time is 430 fine troy ounces of Precious Metal. We shall not charge you or the Sponsor any fees, interest or costs in connection with the lending of the Precious Metal unless we have otherwise agreed with the Sponsor to charge the Sponsor in the Custodial Fee Letter. We shall identify on our books and records and in the reports we send to you any Precious Metal that has been borrowed in the Unallocated Account as of the date of such reports, which shall be accepted as conclusive evidence of such balance, save in the case of manifest error. On each Business Day, we may repay ourselves the amount of any borrowed Precious Metal from, and to the extent of, the positive balance of the Unallocated Account determined by taking into account all credits to and debits from the Unallocated Account on such Business Day but prior to our execution of the standing instruction to allocate contained in Clause 5.3.

5.5

AURUM: You acknowledge that, if applicable, instructions relating to a counterparty for whom we do not already provide settlement services will be forwarded by us to AURUM on your behalf. You acknowledge that AURUM is operated by a third party and that we cannot be responsible for any errors, omissions or malfunctions in the systems operated by AURUM. To the extent that AURUM is not available or suffering a malfunction, you agree that our obligations under this Agreement shall be postponed during such unavailability or such malfunction and until a reasonable period thereafter. We will notify you as soon as is reasonably practical of any such unavailability or malfunction.

5.6

Amendments: Once given, instructions continue in full force and effect until they are cancelled or amended. Any such instructions shall be valid and binding only after actual receipt by us in accordance with Clause 5.2.

5.7

Unclear or ambiguous instructions: If, in our opinion, any instructions are unclear or ambiguous, we will use reasonable endeavours (taking into account any relevant time constraints) to obtain clarification of those instructions from you but, failing that, we may in our absolute discretion and without any liability on our part, act upon what we believe in good faith such instructions to be or refuse to take any action or execute such instructions until any ambiguity or conflict has been resolved to our satisfaction.

5.8

Refusal to execute: We reserve the right to refuse to execute instructions if in our opinion they are or may be, or require action which is or may be, contrary to the Rules or any applicable law. In the case of being contrary to the Rules, we shall promptly provide you with the reasons for not being able to execute the instructions unless prohibited from doing so by the Rules or appliable law.

6.	CONFIDENTIALITY

6.1

Disclosure to others: Subject to Clauses 6.2 and 6.3, each Party shall respect the confidentiality of information acquired under this Agreement, and neither will, without the written consent of the other, disclose to any other person any information acquired under this Agreement. Notwithstanding anything to the contrary in this Agreement, to the extent required, a copy of this Agreement may be filed under the securities laws of the United States or any other jurisdiction in connection with the registration of the public offering of shares issued by the Trust.

6.2

Permitted disclosures: Each Party accepts that from time to time the other Party may be required by the Rules or applicable law, or a court order or similar process, or requested by a government department or agency, fiscal body or regulatory authority, to disclose information acquired under this Agreement. In addition, the disclosure of such information may be required by a Party’s auditors, by its legal or other advisors or by a company which is in the same group of companies as a Party (e.g., a subsidiary or holding company of a Party), by the Sponsor. In any such case, the disclosing Party will notify the person to whom the disclosure is made that the information disclosed is confidential and should not be disclosed to any third party. Each Party irrevocably authorises the other to make such disclosures without further reference to such Party.

6.3

You acknowledge that, as a member of the LPMCL and, in connection with carrying out our duties and obligations under this Agreement, it may be necessary from time to time for us to disclose to LPMCL and/or other clearing members, your account details and certain other information in order to act in accordance with your notices hereunder for the purposes of facilitating settlement. You acknowledge and accept that such disclosures may be made by us for the purposes set out in this Clause 6.3.

7.	REPRESENTATIONS

7.1	Each Party represents and warrants to the other, on a continuing basis, that:

(a)	it is duly constituted and validly existing under the laws of its jurisdiction of constitution;

(b)

it has all necessary authority, powers, consents, licences and authorisations and has taken all necessary action to enable it lawfully to enter into and perform its duties and obligations under this Agreement;

(c)	the persons entering into this Agreement on its behalf have been duly authorised to do so; and

(d)

this Agreement and the obligations created under it constitute its legal and valid obligations which are binding upon it and enforceable against it in accordance with the terms of this Agreement (subject to applicable laws of bankruptcy, insolvency and similar laws and principles of equity) and do not and will not violate the terms of any applicable laws, or any order, charge or agreement by which it is bound.

8.	SANCTIONS

8.1	In addition to (and without limitation of) the representations and warranties given by you in Clause 7.1 above, you represent, warrant, and undertake, on a continuing basis, that:

(a)	you are not, and the Trust is not, a person or entity that is named on any Sanctions List or directly or indirectly targeted under any Sanctions; and

(b)

we acknowledge that you do not review or monitor the activities of the authorised participants of the Trust with respect to their compliance with Sanctions. Subject to the limitation in the preceding sentence, you represent, in relation to your own actions taken in connection with this Agreement, that you are not knowingly acting in violation of any applicable Sanctions, and will not knowingly cause us to hold any Precious Metal that originates from financial crime or that would cause us to facilitate the violation of any Sanctions.

8.2

Subject to Clause 8.1, you agree that, to the best of your knowledge, neither any Precious Metal nor the proceeds of any Precious Metal will be used by you in any way to fund the activities or business of any person or entity in violation of Sanctions. You further agree that we shall be under no obligation to comply with a notice of withdrawal delivered pursuant to Clause 4.1 where we, in consultation with you and the Sponsor (to the extent such consultation is permitted by law, regulation and internal compliance policies and procedures), have reasonable grounds to suspect that doing so would constitute a violation of Sanctions.

8.3

In the event that you breach Clause 8.1 or 8.2 above, or if we have reasonable grounds to believe that you have breached Clause 8.1 or 8.2 above, we shall have the right to terminate this Agreement upon written notice to you and the Sponsor. Our indemnification provided in Clause 10.4 shall apply to any such termination.

8.4	Nothing in this Agreement shall require a Party to take any action or to refrain from taking any action which may cause that Party any liability to or imposed by a Sanctioning Body.

9.	FEES AND EXPENSES

9.1

Fees: Pursuant to the Custodial Fee Letter, the Sponsor will pay us fees for our services under this Agreement. Such fee is inclusive of fees for storage and insurance of the Precious Metal in connection with this Agreement.

9.2

Expenses: Pursuant to the Custodial Fee Letter, the Sponsor has agreed to pay us on demand all costs, charges and expenses (including any reasonable legal fees) incurred by us in connection with the performance of our duties and obligations under this Agreement or otherwise in connection with the Unallocated Account (including, without limitation, any delivery, collection or storage costs). Pursuant to the Custodial Fee Letter, the Sponsor shall be liable for all taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto, with respect to the Unallocated Account maintained by us pursuant to this Agreement or any deposits or withdrawals related thereto.

9.3	Credit balances: No interest or other amount will be paid by us on any credit balance on the Unallocated Account.

9.4

Debit balances: Except as provided in Clause 5.4, you are not entitled to overdraw the Unallocated Account, and we shall not be obliged to carry out any instruction from you where to do so would in our opinion cause the Unallocated Account to have a negative balance. This Clause 9.4 does not apply in relation to any rounded quantity of Precious Metal that may be debited to your Unallocated Account in connection with rounding up your Allocated Account balance to record the nearest whole number of bars under the Allocated Precious Metal Account Agreement.

9.5

Default interest: If you fail to pay us any amount payable by you under this Agreement when it is due, we reserve the right to charge you interest (both before and after any judgement) on any such unpaid amount. Interest will accrue on a daily basis, on a compound basis with monthly resets, and will be due and payable by you as a separate debt.

9.6

No Recovery from the Trust: Amounts payable by the Sponsor pursuant to this Clause 9 or otherwise under this Agreement shall not be debited from the Unallocated Account, but shall be solely payable by the Sponsor, and we hereby acknowledge that we will have no recourse against any Precious Metal standing to the credit of the Unallocated Account or to you or the Trust in respect of any such amounts.

10.	SCOPE OF RESPONSIBILITY

10.1

Exclusion of liability: We will use reasonable care at all times in the performance of our duties under this Agreement, and we will be responsible for any loss or damage suffered by you as a direct result of any negligence, fraud or wilful misconduct on our part in the performance of our duties, and in which case our liability will not exceed the aggregate market value of the Account Balance and the account balance of the Allocated Accounts at the time of such negligence, fraud or wilful misconduct (calculating the value using the next available price for Precious Metal on the relevant London Precious Metals Markets following the occurrence of such negligence, fraud or wilful misconduct). We shall not in any event be liable for any consequential loss, or loss of profit or goodwill, whether or not resulting from any negligence, fraud or wilful misconduct on our part.

10.2	No duty or obligation: We are under no duty or obligation to make or take any special arrangements or precautions beyond those required by the Rules or as specifically set forth in this Agreement.

10.3

Force majeure: We shall not be liable to you for any delay in performance, or for the non-performance of, any of our obligations under this Agreement by reason of any cause beyond our reasonable control. This includes but is not limited to any breakdown, malfunction or failure of, or in connection with, any communication, computer, transmission, cyber-attack or event, clearing or settlement facilities, industrial action, war, civil war, hostilities (whether war be declared or not), epidemic, pandemic, revolution, rebellion, insurrection, civil strife acts and regulations of any governmental or supra national bodies or authorities, or the rules of any relevant regulatory or self-regulatory organisation. We shall promptly provide you with the reasons for such delay in performance, or non-performance.

10.4

Indemnity: You shall, solely from and to the extent of the assets of the Trust, indemnify and keep us indemnified (on an after tax basis) on demand against all costs and expenses, damages, liabilities and losses which we may suffer or incur, directly or indirectly, in connection with this Agreement, except to the extent that such sums are due directly to our negligence, wilful misconduct or fraud. The foregoing indemnity shall not apply to our fees, expenses and other amounts that are paid by the Sponsor pursuant to Clause 9 or otherwise under this Agreement.

11.	TERMINATION

11.1

Method: Either Party may terminate this Agreement (a) by giving not less than 90 Business Days written notice to the other Party, (b) immediately by written notice in the event of the presentation of a winding-up order, bankruptcy or analogous event in relation to the other Party or (c) pursuant to Clause 8.3.

11.2	Any notice given by you under Clause 11.1 must specify:

(a)	the date on which the termination will take effect (the “Termination Date”);

(b)	the person to whom the applicable Account Balance, which is a credit balance, is to be transferred;

(c)	whether the Precious Metal standing to the credit of the Unallocated Account is to be withdrawn pursuant to Clause 4.1; and

(d)	all other necessary arrangements for the transfer or repayment of the applicable Account Balance to you or your order.

11.3

Redelivery arrangements: Following any termination of this Agreement, if you do not make arrangements acceptable to us for the transfer or repayment of an amount of Precious Metal equal to the Account Balance to you or to your order, we may continue to maintain the Unallocated Account, in which case we will continue to charge the fees and expenses payable pursuant to Clause 9. If you have not made arrangements acceptable to us for the transfer or repayment of an amount of Precious Metal equal to the Account Balance within 6 months of the Termination Date, we will be entitled to close the Unallocated Account and, in place of delivery of the Precious Metal constituting the Account Balance, sell the Precious Metal constituting the Account Balance (at such time and on such markets as we consider appropriate) and account to you for the proceeds after deducting any amounts due to us under this Agreement.

11.4

Termination. For the avoidance of any doubt, upon receipt of notice of any termination of this Agreement pursuant to Clause 11.1, we agree to continue to serve as custodian and bailee pursuant to the terms of this Agreement for the period of time between the provision of notice and the Termination Date and we will facilitate the liquidation and distribution of the Trust, if applicable, or an orderly transition to a successor custodian. In the event that the Trust seeks to transition to a successor custodian in accordance with the Trust Indenture, we shall cooperate with you and the Sponsor in good faith to effect a smooth and orderly transfer of the Precious Metal held in the Unallocated Account, the custodial services provided under this Agreement and all applicable records as directed by you or the Sponsor to a successor custodian. Such cooperation shall include the execution of such documents and the taking of such actions as you or the Sponsor may reasonably require in order to effect such transfer; however, to the extent we properly incur costs for such actions those costs shall be for the Sponsor. The Sponsor shall provide you with any instructions concerning the transfer, including physical transport, of Precious Metal to a successor custodian and, upon receipt of such instructions, you shall provide such instructions to us pursuant to Clause 5.2 or as otherwise as we and you may agree.

11.5

Existing rights: Termination shall not affect rights and obligations then outstanding under this Agreement which shall continue to be governed by this Agreement until all obligations have been fully performed. The provisions of Clauses 6 and 15 shall survive the termination of this Agreement.

11.6	eBTS: Effective the Termination Date, the use of the JP Morgan Chase Bank website (the “Website”) will automatically be terminated and no further access to the Website will be permitted.

11.7

Change in Trustee: If there is any change in the identity of the trustee of the Trust in accordance with the Trust Indenture, then we and you shall execute such documents and shall take such actions as the new trustee of the Trust and the outgoing trustee of the Trust may reasonably require for the purpose of vesting in the new trustee of the Trust the rights and obligations of the outgoing trustee of the Trust, and releasing the outgoing trustee of the Trust from its future obligations under this Agreement. Our obligations under this Clause 11.7 shall be conditioned on the us having conducted prompt, reasonable and proportionate due diligence to our reasonable satisfaction on any such new Trustee.

12.	VALUE ADDED TAX

12.1

VAT exclusive: All sums payable under this Agreement and referenced in the Custodial Fee Letter (including but not limited to storage, handling and clearing fees) shall be deemed to be exclusive of VAT.

13.	NOTICES

13.1

Form: Except as otherwise provided in this Agreement, any notice or other communication under or in connection with this Agreement shall be given in writing which includes an electronic transmission in a form permitted by Clause 13.2.

13.2

Method of transmission: Except as otherwise provided in this Agreement, any notice or other communication shall be delivered personally or sent by first class post, pre-paid recorded delivery (or air mail if overseas), authenticated electronic transmission (including email and SWIFT) or such other electronic transmission as the Parties may from time to time agree, to the Party due to receive the notice or communication or the Sponsor, at its address, number or destination set out below or another address, number or destination specified by that Party or the Sponsor by written notice to the other Party or Parties or the Sponsor, as the case may be.

If to us, to:

JPMorgan Chase Bank, N.A.

25 Bank Street, Canary Wharf, London, E14 5JP, UK

5th Floor: Commodities

Email: bullion.clearing@jpmorgan.com; EMEA_bullion_sales@jpmorgan.com

If to you, to:

The Bank of New York Mellon

240 Greenwich Street

8th Floor

New York, New York 10286

Attention: ETF Services

Telephone: 718-315-4591

Facsimile: 732-667-9585

E-Mail: etfservicesgs@bnymellon.com

The address and numbers of the Sponsor for purposes of receiving notices under this Agreement is:

SPDR® Gold Trust

c/o World Gold Trust Services, LLC

685 Third Avenue, 27th Floor

New York, NY 10017

legalnotices@gold.org

(212) 317-3800

13.3	Deemed receipt of notice: A notice or other communication under or in connection with this Agreement will be deemed received or delivered only if actually received or delivered.

13.4

Recording of calls: We may record telephone conversations without use of a warning tone. Such recordings will be our sole property and accepted by you as evidence of the orders or instructions given. In the event of inconsistency between the written notice and oral orders or instructions, the terms of the written notice shall prevail.

14.	GENERAL

14.1

No advice: Our duties and obligations under this Agreement do not include providing you with investment advice. In asking us to open and maintain the Unallocated Account, you do so in reliance upon your own judgement, and we shall not owe to you any duty to exercise any judgement on your behalf as to the merits or suitability of any deposits into, or withdrawals from, the Unallocated Account.

14.2

Rights and remedies: Our rights under this Agreement are in addition to, and independent of, any other rights which we may have at any time in relation to the Account Balance and any lien or other rights we may have to set-off, combine or consolidate any of your accounts, provided that, except as provided in Clauses 5.4, 11.3 and 14.11, we shall not have any lien or other rights to set-off, merge, combine or consolidate the Unallocated Account.

14.3

Business Day: If an obligation of a Party would otherwise be due to be performed on a day which is not a Business Day in respect of the Unallocated Account, such obligation shall be due to be performed on the next succeeding Business Day in respect of the Unallocated Account.

14.4

Assignment: This Agreement is for the benefit of and binding upon us both and our respective successors and permitted assigns, and, except as provided in Clause 11.7 with respect to you, no Party shall assign, transfer or encumber, or purport to assign, transfer or encumber any of its rights or obligations under this Agreement without the other Party’s prior agreement in writing (such agreement not to be unreasonably withheld) provided that this Clause 14.4 shall not restrict our power to merge or consolidate with any party or to dispose of all or substantially all of our custody business to another party.

14.5

Amendments: Unless otherwise specified in this Agreement, any amendment to this Agreement must be agreed in writing and be signed by us both. Unless otherwise agreed, an amendment will not affect any legal rights or obligations which may already have arisen.

14.6

Partial invalidity: If any of the clauses (or part of a clause) of this Agreement becomes invalid or unenforceable in any way under the Rules or any law, the validity of the remaining clauses (or part of a clause) will not in any way be affected or impaired.

14.7	Liability: Nothing in this Agreement shall exclude or limit any liability which cannot lawfully be excluded or limited (e.g., liability for personal injury or death caused by negligence).

14.8

Entire Agreement: This Agreement and the Allocated Precious Metal Account Agreement represent the entire agreement between us, and supersede any previous agreements between us, relating to the subject matter of this Agreement and the Allocated Precious Metal Account Agreement.

14.9

Counterparts; Signatures: This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all the counterparts together constitute the same agreement. Facsimile, PDF and other electronic signatures shall be acceptable and binding.

14.10

Third Party Rights: You are our sole customer under this Agreement. Except with respect to the Trust, which shall be considered a beneficiary of this entire Agreement, and the Sponsor, which shall be a beneficiary (as applicable) of Clauses 2.7, 3.1, 4.1, 5.4 and 11.4, we do not owe any duty or obligation or have any liability towards any person who is not a party to this Agreement, and, other than the Sponsor, this Agreement does not confer a benefit on any person who is not a party to it. The Parties do not intend that any term of this Agreement shall be enforceable by any person who is not a party to it, except for the Sponsor, and do intend that the Contracts (Rights of Third Parties) 1999 Act shall not apply to this Agreement. Nothing in this paragraph is intended to limit the obligations hereunder of any successor trustee of the Trust or to limit the right of any successor trustee of the Trust to enforce our obligations hereunder.

14.11

No Liens: We will not create any right, charge, security interest, lien or claim against the Account Balance, except those in our favour arising under this Agreement or under the Allocated Precious Metal Account Agreement, and we will not loan, hypothecate, pledge or otherwise encumber any of the Account Balance except pursuant to your instructions. Notwithstanding the foregoing sentence, we will not create any right, charge, security interest, lien or claim against the Account Balance with respect to the payment or non-payment by the Sponsor of our fees, expenses and other amounts that are paid by the Sponsor pursuant to Clause 9 or otherwise under this Agreement.

14.12

Role of Trustee: You are a party to this Agreement in your capacity as trustee of the Trust and, accordingly, you shall only be liable to satisfy any obligations under this Agreement, including, without limitation, any obligations or liabilities arising in connection with any default by you under this Agreement, to the extent of the assets held from time to time by you as trustee of the Trust (the “Trust Assets”); and no recourse shall be had to: (i) any assets other than the Trust Assets, including, without limitation, any of the assets held by you as trustee, co-trustee or nominee of a trust other than the Trust, as owner in your individual capacity or in any way other than as trustee of the Trust; or (ii) you for any assets that have been distributed by you to the beneficiaries of the Trust.

15.	GOVERNING LAW AND JURISDICTION

15.1	Governing law: This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

15.2

Jurisdiction: The courts of the State of New York, in the United States of America, and the Unites States federal court located in the Borough of Manhattan in such state shall have jurisdiction to settle any disputes or claims which may arise out of or in connection with this Agreement, including any question regarding its existence, validity or termination. Each of the Parties hereto irrevocably submits to the non-exclusive jurisdiction of such courts, waive any claim of forum non conveniens and any objections to the laying of venue, and further waive any personal service.

15.3

Waiver of immunity: To the extent that you may in any jurisdiction claim for yourself or your assets any immunity from suit, judgement, enforcement or otherwise howsoever, you agree not to claim and irrevocably waive any such immunity to which you would otherwise be entitled (whether on grounds of sovereignty or otherwise) to the full extent permitted by the laws of such jurisdiction.

15.4

Service of process: Process by which any proceedings are begun may be served by being delivered to the addresses specified below. This does not affect the right of either of us to serve process in another manner permitted by law.

Our address for service of process:

JPMorgan Chase Bank, N.A.

25 Bank Street, Canary Wharf, London, E14 5JP, UK

5th Floor: Commodities and 23rd Floor – Legal Department

Attention: EMEA_bullion_sales@jpmorgan.com

Your address for service of process:

The Bank of New York Mellon

240 Greenwich Street

New York, New York 10286

Attention: ETF Service Directors

The Sponsor’s address for service of process:

SPDR® Gold Trust

c/o World Gold Trust Services, LLC

685 Third Avenue, 27th Floor

New York, NY 10017

Attn: General Counsellegalnotices@gold.org

[Signature Page Follows]

EXECUTED by the Parties

Signed on behalf of

JPMorgan Chase Bank, N.A

by:

Signature	/s/ Mark Amlin
Name	Mark Amlin
Title	Executive Director

Signed on behalf of

The Bank of New York Mellon,

not in its individual capacity, but solely as trustee of the SPDR® Gold Trust by:

Signature	/s/ Michael Spates
Name	Michael Spates
Title	Vice President

SCHEDULE 1

To Unallocated Precious Metal Account Agreement dated 30 November 2022

This Schedule forms an integral part of the Agreement and expressions contained herein shall, where applicable, have the same meaning as defined in the Agreement.

Clause 2.3: Reports

For each Business Day, by no later than the following Business Day, we will transmit to you by authenticated SWIFT message(s) information showing the increases and decreases to the Precious Metal standing to your credit in your Unallocated Account, and identifying separately each transaction and the Business Day on which it occurred. On each Business Day that is a Withdrawal Date, we will send you a notification as of 2:00 p.m. (London time) (i) of the amount of Precious Metal transferred to your Unallocated Account, (ii) of the amount of Precious Metal transferred from your Unallocated Account to your Allocated Account and (iii) of the amount of any remaining Precious Metal in your Unallocated Account, provided that, when New York is on daylight savings time and London is not on daylight savings time, we shall send the notification by 1:00 p.m. (London time). Notwithstanding anything else to the contrary and in the absence of manifest error, the information contained in such notification shall represent our official and conclusive records. In addition, we will provide you such information about the increases and decreases to the Precious Metal standing to your credit in your Unallocated Account on a same-day basis at such other times and in such other form as you and we shall agree. In the case of any difference between the information provided by authenticated SWIFT message and the information we provide you pursuant to the immediately preceding sentence, the SWIFT message will be controlling, and we shall not be liable for your or any third party’s reliance on the information we provide to you by means other than SWIFT message. For each calendar month, we will provide you within a reasonable time after the end of the month a statement of account for your Unallocated Account. The information and statements to be provided to you by authenticated SWIFT message under this paragraph may also be made available to you by means of eBTS or by such other means as you and we may agree upon from time to time.

Clause 9.5: Default interest

The rate of interest applicable under this clause will be 1% above the Secured Overnight Financing Rate (SOFR) for the currency in which the amount is due, or if such rate is not available, such rate of interest as the Parties shall mutually agree upon in good faith.